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                                                                    EXHIBIT 99.3

                                 AMENDMENT NO. 3
                                       TO
                  1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                                       OF
                    CELLULAR TECHNICAL SERVICES COMPANY, INC.
                         (Effective as of June 8, 2000)

         Paragraph 2 of the 1993 Non-Employee Director Stock Option Plan of Cellular Technical Services Company, Inc. is hereby amended to increase the aggregate number of shares of Common Stock for which options may be granted under the Plan from 75,000 to 175,000 (all such shares reflecting the unadjusted values of such shares as of the original effective date of the Plan).